Exhibit 10.45

REX ENERGY CORPORATION

2007 LONG-TERM INCENTIVE PLAN

NON-EMPLOYEE DIRECTOR

RESTRICTED STOCK AWARD/PHANTOM STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD/PHANTOM STOCK AGREEMENT (the “Award Agreement”) is effective             , 2011 (the “Grant Date”), between Rex Energy Corporation, a Delaware corporation (the “Company”) and                      (the “Recipient”).

W I T N E S S E T H :

WHEREAS, the Company has established the Rex Energy Corporation 2007 Long-Term Incentive Plan (the “Plan”);

WHEREAS, the Recipient is currently a non-employee director of the Company;

WHEREAS, the Company desires to grant to the Recipient the shares of equity securities (the “Shares”) and shares of phantom stock (“Phantom Shares,” which together with the Shares are referred to herein as the “Awards”) specified herein, subject to the terms and conditions of this Award Agreement; and

WHEREAS, the Recipient desires to accept the award subject to the terms and conditions of this Award Agreement;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Recipient hereby agree as follows:

1.	Definitions. For purposes of this Award Agreement, the following terms shall have the meanings indicated:

(a)	“Barrels of Oil Equivalents” or “BOEs” means barrels of oil equivalents for the Performance Period as set forth in the Financial Statements.

(b)	“BOE Goals” are as follows:

BOE Entry Goal	BOE
BOE Target Goal	BOE
BOE Over Achievement Goal	BOE

(c)	“Discretionary Cash Flow Per Share” or “DSCF ps” means a financial measure (not recognized by United States generally accepted accounting principles) that is calculated for the Performance Period by adding the following to net income (loss) as stated in the Financial Statements:

i.	depletion, depreciation and amortization;

ii.	accretion expenses on ARO;

iii.	non-cash compensation;

iv.	income (loss) attributable to minority interests;

v.	gain/loss on sale of assets;

vi.	impairment expense;

vii.	unrealized losses from derivatives;

viii.	income tax expense (benefit); and

ix.	other non-cash expense items to net income at the Committee’s discretion then dividing the resulting sum by the weighted average shares (as determined on a fully diluted basis) of the Company that are outstanding during the Performance Period, in all cases, as determined in good faith by the Committee based on the Financial Statements.

(d)	“DSCF ps Goals” are as follows:

DSCF ps Entry Goal	DSCF ps
DSCF ps Target Goal	DSCF ps
DSCF ps Over Achievement Goal	DSCF ps

(e)	“Financial Statements” means the Company’s audited financial statements for the Performance Period as filed with the Securities and Exchange Commission (or, for purposes of Sections 5(c) and 5(d), the Company’s unaudited financial statements and records as determined in the good faith discretion of the Committee).

(f)	“Forfeiture Restrictions” shall mean any prohibitions and restrictions set forth herein with respect to the sale or other disposition of Shares issued to the Recipient hereunder and the obligation to forfeit and surrender such Shares to the Company.

(g)	“Performance Period” means the three-year period ended December 31, 2013 (or such shorter portion of that period for purposes of Sections 5(c) and 5(d)).

(h)	“Phantom Share” means a notional interest in the Company representing a share of Stock that is awarded under the Plan pursuant to this Award Agreement for the purpose of measuring and defining the incentive compensation payable under this Award Agreement. A Phantom Share exists only for purposes of the Plan and this Award Agreement and matters related hereto. In no event shall the Recipient have any (i) security or other interest in any assets of the Company, including ownership interests in the Company or an Affiliate, with respect to such Phantom Share or (ii) right as a stockholder in the Company with respect to such Phantom, except as provided herein.

(i)	“Restricted Shares” shall mean the Shares that are subject to the Forfeiture Restrictions under this Award Agreement.

Capitalized terms not otherwise defined in this Award Agreement shall have the meanings given to such terms in the Plan.

2.	Grant. Effective as of the Grant Date, the Company shall cause to be issued in the Recipient’s name the following:

(a)	shares of the Stock as Restricted Shares (the “Maximum Number of Shares”). The Company shall cause certificates evidencing the Restricted Shares to be issued in the Recipient’s name, and, subject to the Forfeiture Restrictions and other terms and conditions of this Award Agreement, the Recipient shall have all the rights of a stockholder with respect to such Restricted Shares, including the right to vote such Shares. Upon issuance, the certificates shall be deposited with the Secretary of the Company or to such other depository as may be designated by the Committee under the Plan as a depository for safekeeping until the forfeiture of such Restricted Shares occurs or the Forfeiture Restrictions lapse. Effective as of the Grant Date, the Recipient shall deliver to the Company all stock powers, endorsed in blank, relating to the Restricted Shares. This Award is subject to the terms and provisions of the Plan, which are hereby incorporated herein by reference and the terms and provisions of this Award Agreement.

(b)	shares of Phantom Shares (the “Maximum Number of Phantom Shares”).

3.	Section 83(b) Election. The Recipient shall not exercise the election permitted under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the Restricted Shares without the written approval of the President and Chief Executive Officer or General Counsel of the Company.

4.	Transfer Restrictions. The Awards granted hereby may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, to the extent then subject to the Forfeiture Restrictions or not yet vested. Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Award Agreement shall be void and the Company shall not be bound thereby. Notwithstanding the foregoing, the Recipient may assign or transfer the Shares granted hereby pursuant to a qualified domestic relations order (as defined in Section 401(a)(13) of the Internal Revenue Code of 1986, as amended, or Section 206(d)(3) of the Employee Retirement Income Security Act of 1974, as amended) or with the consent of the Committee (i) for charitable donations; (ii) to the Recipient’s spouse, children or grandchildren (including any adopted and stepchildren and grandchildren), or (iii) a trust for the benefit of the Recipient or the persons referred to in clause (ii) (each transferee thereof, a “Permitted Assignee”); provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and this Award Agreement and shall execute an agreement satisfactory to the Company evidencing such obligations and all requested stock powers, endorsed in blank, relating to the Restricted Shares; and provided further that the Recipient shall remain bound by the terms and conditions of the Plan.

5.	Vesting. The Awards that are granted hereby shall be subject to the Forfeiture Restrictions. The Awards are subject to time vesting and performance-based vesting. All of the Forfeiture Restrictions shall lapse and the Awards shall vest as follows (it being understood that the number of Awards as to which all restrictions have lapsed and which have vested in the Recipient at any time shall be the greatest of the number of vested Awards specified pursuant to this Section 5 below):

(a)	Time Vesting Percentage Generally. Subject to the performance-vesting requirements contained in Section 5(b), the Awards shall vest and become nonforfeitable or payable as follows:

i.	upon the Recipient remaining a Director through the first anniversary of the Grant Date, 33 1/3% of the Restricted Shares and Phantom Shares shall be vested and become nonforfeitable or payable;

ii.	upon the Recipient remaining a Director through the second anniversary of the Grant Date, an additional 33 1/3% of the Restricted Shares and Phantom Shares shall be vested and become nonforfeitable or payable; and

iii.	upon the Recipient remaining a Director through the third anniversary of the Grant Date, the final 33 1/3% of the Restricted Shares and Phantom Shares shall be vested and become nonforfeitable or payable.

(b)	Performance Vesting. Notwithstanding anything in this Agreement to the contrary, no portion of the Awards shall vest until the date on which the Committee certifies that the DSCF ps Goals and the BOE Goals have been satisfied. The Awards shall vest, if any, as follows:

i.	Shares. The aggregate number of Shares that are granted under this Award that shall not be forfeited following the Committee’s certification that the goals have been satisfied shall be equal to (A) the DSCF ps Percentage Achieved multiplied by the Maximum Number of Shares multiplied by 25% multiplied by the greatest of the percentage of the Awards vested under the provisions of Sections 5(a), 5(c) or 5(d) (the “Time Vesting Percentage”) plus (B) the BOE Percentage Achieved multiplied by the Maximum Number of Shares multiplied by 25% multiplied by the Time Vesting Percentage.

ii.	Phantom Shares. The aggregate number of Phantom Shares that are granted under this Award that shall become payable following the Committee’s certification that the goals have been satisfied shall be equal to (A) the DSCF ps Percentage Achieved multiplied by the Maximum Number of Phantom Shares multiplied by 25% multiplied by the Time Vesting Percentage plus (B) the BOE Percentage Achieved multiplied by the Maximum Number of Phantom Shares multiplied by 25% multiplied by the Time Vesting Percentage.

iii.	DSCF ps Percentage Achieved shall be determined as follows:

A.	If the DSCF ps Entry Goal is not achieved, then the DSCF ps Percentage Achieved shall be equal to 0%.

B.	If the DSCF ps Entry Goal is exactly achieved for the Performance Period, then the DSCF ps Percentage Achieved shall be equal to 50%.

C.	If the DSCF ps is between the DSCF ps Entry Goal ( ) and the DSCF ps Target Goal ( ), the applicable DSCF ps Percentage Achieved shall be determined by interpolation by dividing the DSCF ps by (DSCF ps/ ).

D.	If the DSCF ps Target Goal is exactly achieved for the Performance Period, then the DSCF ps Percentage Achieved shall be equal to 100%.

E.	If the DSCF ps is between the DSCF ps Target Goal ( ) and the DSCF ps Over-Achievement Goal ( ), the applicable DSCF ps Percentage

Achieved shall be determined by interpolation by determining the sum of the quotient obtained by dividing the DSCF ps minus by plus ((DSCF ps – )/ + 1).

F.	If the DSCF ps Over-Achievement Goal is exactly achieved or if the DSCF ps is greater than the DSCF ps Over-Achievement Goal, then the DSCF ps Percentage Achieved shall be equal to 200%.

iv.	The BOE Percentage Achieved shall be determined as follows:

A.	If the BOE Entry Goal is not achieved, then the BOE Percentage Achieved shall be equal to 0%.

B.	If the BOE Entry Goal is exactly achieved, then the BOE Percentage Achieved shall be equal to 50%.

C.	If BOE is between the BOE Entry Goal ( ) and the BOE Target Goal ( ), the applicable BOE Percentage Achieved shall be determined by interpolation by dividing the BOE by (BOE/ ).

D.	If the BOE Target Goal is exactly achieved, then the BOE Percentage Achieved shall be equal to 100%.

E.	If the BOE is between the BOE Target Goal ( ) and the BOE Over-Achievement Goal ( ), the applicable BOE Percentage Achieved shall be determined by interpolation by determining the sum of the quotient obtained by dividing the BOE minus by plus 1 ((BOE – )/ + 1).

F.	If the BOE Over-Achievement Goal is exactly achieved or if the BOE is greater than the BOE Over-Achievement Goal, then the BOE Percentage Achieved shall be equal to 200%.

(c)	Death or Disability. Notwithstanding the vesting schedule set forth in Section 5(a), in the event of death or Disability of the Recipient while serving as a Director before all of the Awards have vested, all Forfeiture Restrictions will immediately lapse and the Recipient will be entitled to payment under the Phantom Shares upon the date of such death or Disability with respect to the greater of: (i) 50% of the Maximum Number of Shares plus 50% of the Maximum Number of Phantom Shares or (ii) the number of Shares that would be awarded and the total cash payment that would be payable under Section 5(b) if the applicable Goals and the extent such Goals were satisfied are measured as of the date of the Recipient’s death or Disability and assuming a Time Vesting Percentage of 100%.

(d)	Change in Control of the Company. Notwithstanding the vesting schedule set forth in Section 5(a), all Forfeiture Restrictions will immediately lapse and the Recipient will be entitled to payment under the Phantom Shares upon a Change in Control of the Company with respect to the greater of: (i) 50% of the Maximum Number of Shares plus 50% of the Maximum Number of Phantom Shares or (ii) the number of Shares that would be awarded and the total cash payment that would be payable under Section 5(b) if the applicable Goals and the extent such Goals were satisfied are measured as of the date of the Change in Control and assuming a Time Vesting Percentage of 100%.

Restricted Shares or Phantom Shares that do not become vested pursuant to Sections 5(a), 5(b), 5(c) or 5(d) above shall be forfeited and the Recipient shall cease to have any rights with respect to such forfeited Shares or terminated Phantom Shares as of the date of the Recipient ceases to be a Director of the Company or the date the Committee certifies that the Goals with respect to such forfeited Shares have not been satisfied.

6.	Settlement of the Awards.

(a)	Shares. As soon as practicable following the lapse of the Forfeiture Restrictions with respect to Shares granted hereby, the Company shall cause to be delivered to the Recipient a stock certificate representing such Shares, and such Shares shall be transferable by the Recipient (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of applicable securities law).

(b)	Phantom Shares. As soon as practicable following the date Phantom Shares granted hereunder become vested but no later than 60 days following such vesting, the Company shall pay the Recipient a lump sum cash payment equal the number of Phantom Shares vested pursuant to the vesting provisions of Section 5, if any, multiplied by the Fair Market Value of a share of Stock valued on the date the respective Phantom Share became payable.

7.	Dividends.

(a)	Shares. Dividends paid with respect to Restricted Shares in cash or property other than shares of Stock or rights to acquire shares of Stock shall be paid to the Recipient currently. Dividends paid in shares of Stock or rights to acquire shares of Stock shall be added to and become a part of the Restricted Shares.

(b)	Phantom Shares. If during the Restricted Period the Recipient holds any Phantom Shares awarded hereby the Company pays a regular, ordinary cash dividend with respect to the outstanding shares of its Stock (a “Cash Dividend”), then the Company will pay to the Recipient in cash, an amount equal to the product of (a) the outstanding Phantom Shares awarded hereby that have not been settled by the Company and (b) the amount of the Cash Dividend paid per share of the Stock (the “Dividend Equivalent”). If during the Restricted Period the Recipient holds any Phantom Shares awarded hereby the Company pays a dividend or distribution other than a regular, ordinary cash dividend whether paid in cash, equity securities in the Company, rights to acquire equity securities in the Company or any other property with respect to the outstanding shares of the Stock, then the Company will increase the Phantom Shares awarded hereby that have not then been settled by the Company by an amount equal to the product of (a) the Phantom Shares awarded hereby that have not been settled by the Company and (b) the fair market value of the dividend or distribution issued per share of the Stock, as determined by the Company in its sole discretion, divided by (c) the Fair Market Value of a share of the Stock on the date of such dividend or distribution (collectively, the “Stock Dividend Phantom Shares”). Each Stock Dividend Performance Share will be subject to the same restrictions, limitations and conditions applicable to the Performance Share for which such Stock Dividend Performance Share was awarded and will be settled at the same time and on the same basis as such Performance Share.

8.	Committee Determination. Pursuant to the Plan, the Committee shall have the discretion to make all determinations and calculations required or appropriate under this Award Agreement, including but not limited to calculating the DSCF ps and the BOE for the Performance Period and the extent to which the Goals have been satisfied following the end of the Performance Period or the death or Disability of the Recipient. The Committee’s determinations and calculations for purposes of this Award Agreement shall be binding upon and conclusive with respect to all persons.

The Committee may not increase the number of Shares that may be issued under this Award Agreement. The Committee may, in its sole discretion, make such adjustments as it deems necessary and appropriate, if any, with respect to the Goals to address the merger or consolidation of the Company, an acquisition or disposition of a significant portion of the Company’s businesses or assets as it exists on the date hereof, or any other extraordinary event occurring in relation to the Company during the term of this Award Agreement.

The Committee shall determine if the Goals hereunder have been satisfied and, to the extent such Goals have been satisfied, shall certify in writing that such Goals have been satisfied no later than 30 days following the filing of the Financial Statements with the SEC or, if applicable, the death or disability of the Recipient or, in the case of a Change in Control, no later than five business days following the effective date of the Change in Control.

9.	Changes in the Company’s Capital Structure. The existence of the Restricted Shares or Phantom Shares shall not affect in any way the right or power of the Company (or any company the stock of which is awarded pursuant to this Award Agreement) or its stockholders to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding, whether of a similar character or otherwise.

10.	Requirements of Law/Legend. The Shares granted hereby that are no longer subject to Forfeiture Restrictions may not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws, and the Recipient agrees (i) that the Company may refuse to cause the transfer of the Shares to be registered on the applicable stock transfer records if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law, and (ii) that the Company may give related instructions to the transfer agent or stock account administrator of the Company, if any, to stop registration of the transfer of the Shares. Further, the Recipient consents to the placing on the certificate for the Shares of an appropriate legend restricting resale or other transfer of the Shares except in accordance with all applicable securities laws and rules thereunder, as well as any legend under Section 13.5 of the Plan as determined by the Committee.

11.	Forfeiture for Cause. The Awards shall be subject to the Forfeiture for Cause provisions set forth in Section 4.7 of the Plan.

12.	No Fractional Shares. All provisions of this Award Agreement concern whole Shares. Notwithstanding anything contained in this Award Agreement to the contrary, if the application of any provision of this Award Agreement would yield a fractional share, such fractional share shall be rounded down to the next whole Share.

13.

Notices. Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal delivery, by telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, by facsimile transmission or by courier or delivery service, to the Company at Windmere Centre, 476 Rolling Ridge Drive, Suite 300, State College, PA 16801, Attention: General Counsel, facsimile number (814) 278-7286, and to the Recipient at the Recipient’s address and facsimile number (if applicable) indicated beneath the Recipient’s signature on the execution page of this Award Agreement, or at such other address and facsimile number as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

14.	No Obligation to Retain Services. This Award Agreement is not a consulting, services or employment contract, express or implied, and no provision of this Award Agreement shall impose upon the Company or any Affiliate any obligation to retain, employ, continue to employ or utilize the services of, the Recipient guarantee the Recipient the right to remain a Director for any specified term.

15.	Successors and Assigns. Subject to the limitations which this Award Agreement imposes upon the transferability of the Shares or Phantom Shares granted hereby and except as otherwise provided to the contrary in this Award Agreement or in the Plan, this Award Agreement shall bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and to the Recipient and the Recipient’s Permitted Assignees, executors, administrators, agents, legal and personal representatives.

16.	Grant Subject to Terms of Plan and this Award Agreement. The Recipient acknowledges and agrees that the grant of the Awards hereunder is made pursuant to and governed by the terms of the Plan and this Award Agreement, ratifies and consents to any action taken by the Company, the Board of Directors or the Committee concerning the Plan and agrees that the grant of the Awards pursuant to this Award Agreement is subject in all respects to the more detailed provisions of the Plan.

17.	Amendment and Waiver. Except as otherwise provided in Section 18.1 of the Plan, this Award Agreement may be amended, modified or superseded by written instrument executed by the Company and the Recipient. Only a written instrument executed and delivered by the party waiving compliance hereof shall make any waiver of the terms or conditions effective. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right to enforce the same. No waiver by any party of any term or condition, or of any breach of any term or condition, contained in this Award Agreement, in one or more instances, shall be construed as a continuing waiver of any such condition or breach, a waiver of any other term or condition, or a waiver of any breach of any other term or condition.

18.	Governing Law and Severability. This Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Recipients of Awards under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Pennsylvania. The invalidity of any provision of this Award Agreement shall not affect any other provision of this Award Agreement, which shall remain in full force and effect.

19.	Counterparts. This Award Agreement may be executed in two or more counterparts, each of which shall be an original for all purposes but all of which taken together shall constitute but one and the same instrument

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Award Agreement has been duly executed and delivered as of the day and year first above written.

REX ENERGY CORPORATION:

By:

Name:
Title:

RECIPIENT:

By:

Name:
Address:

Facsimile No.: